Exhibit 99.1

Guerrilla RF Reports Record Third Quarter 2026 Results

Record Quarterly Revenue of $10.1 Million, Up 61% YoY, Led by Aerospace & Defense

Gross Margin Increases to 71.7%; Operating Income Rises to $2.4 Million

Net Loss of $3.7 Million Inclusive of $6.0 Million Non-Cash Warrant Charge; Adjusted EBITDA Increases to $2.9 Million, or 28.5% of Revenue

Backlog Grows to Record $16.2 Million at Quarter-end

GREENSBORO, NC - November 2, 2026 - Guerrilla RF, Inc. (OTCQX: GUER) (“Guerrilla RF” or the “Company”), a leading provider of high-performance RF and microwave semiconductors, today reported record financial results for the third quarter ended September 30, 2026. A recorded webcast of management’s commentary reviewing the Q3 2026 financial results and an update on the business will be available on the Company’s website today, November 2, 2026 (see details below).

“Our record third-quarter results reflect strong momentum with our growth and profitability initiatives that are driving consistent increases in revenue, operating income and margins and cash flow,” said Ryan Pratt, Founder and CEO of Guerrilla RF. “Third quarter revenue increased 61% year over year to $10.1 million, gross margin expanded approximately 416 basis points to 71.7%, and Adjusted EBITDA increased to $2.9 million from $0.3 million in the prior-year quarter. The significant momentum in our business is also demonstrated by our record quarter-end product backlog of $16.2 million.

“Aerospace and Defense continues to be a standout market for the Company, as revenues from this market grew 259% year over year and represented approximately 40% of total revenue in the quarter, up from 18% in the prior year period and 28% in the 2026 second quarter. Demand across drone, satellite communications and tactical communications programs continues to drive our growing penetration of this market. In addition, our continued innovation in gallium nitride (GaN) technology is opening up another attractive growth channel for Guerrilla RF as we expect our growing GaN portfolio to become an increasingly meaningful contributor to revenue beginning in 2027. Given the breadth of the growth opportunities we are executing against, we entered the fourth quarter with increasing confidence in our ability to sustain high-margin growth and increasing cash generation going forward.”

Third Quarter 2026 Business Highlights

●

Aerospace & Defense: Revenue increased 259% compared to the prior-year period to $4.1 million and represented 40% of total revenue, compared with 18% in the prior year period, driven by demand across drone, satellite communications and tactical communications applications.

●	Catalog: Revenue increased 32% compared to the prior-year period to $2.5 million[1], led primarily by increased demand across a broad range of applications.

●	Infrastructure: Revenue increased 78% compared to the prior-year period to $1.4 million, primarily reflecting higher repeater, distributed antenna system and base station sales.

●

Automotive: Revenue decreased 9% compared to the prior-year period to $2.1 million, primarily reflecting lower GPS/GNSS, SDARS and V2X sales, partially offset by higher compensator sales. Automotive revenue increased 11% sequentially from $1.9 million in the second quarter of 2026.

1 Beginning in the third quarter of 2026, the Company began presenting Aerospace and Defense as a separate market category due to its increased significance. Previously, Aerospace and Defense was included within the Catalog market category. Accordingly, prior-period market revenue information has been recast to conform to the current presentation.

Third Quarter 2026 Financial Highlights

●	Record quarterly revenue increased 61% year over year and 26% sequentially to $10.1 million, the highest quarterly revenue in the Company’s history.

●	Gross profit increased 70% year over year to $7.2 million, and gross margin expanded by approximately 416 basis points to 71.7%.

●	Operating expenses increased 8% year over year to $4.8 million while revenue grew 61%; operating expenses were 48% of revenue, down from 71% in the prior-year period.

●	Operating income improved to $2.4 million, compared with an operating loss of $0.2 million in the prior- year period; operating margin reached 24.1%.

●

Adjusted EBITDA, a non-GAAP measure, increased to $2.9 million, or 28.5% of revenue, compared with $0.3 million, or 4.3% of revenue, in the prior-year period and $1.5 million in the second quarter of 2026.

●	Net loss was $(3.7) million, or $(0.35) per share, including a $6.0 million non-cash loss resulting from the change in fair value of warrant liabilities.

●	Operating cash flow was $2.3 million, and cash increased to $6.3 million.

●	Product backlog increased to a record $16.2 million, up 19% from $13.6 million at June 30, 2026, and compared with $6.6 million at the end of the prior-year period.

“Our third quarter results demonstrate the operating leverage and scalability of our model, with significant revenue growth translating into strong operating income and Adjusted EBITDA,” said Mike John-Williams, CFO of Guerrilla RF. “We have increasing confidence that, as we scale, revenue can continue to grow faster than the cost base required to support that growth. As a result, we expect a meaningful share of incremental revenue to convert into higher earnings and cash flow. We believe this positions us to increasingly fund our product roadmap and continued expansion in Aerospace and Defense from internally generated cash while continuing to strengthen the balance sheet.”

Revenue

Revenue for the third quarter of 2026 increased 61% to $10.1 million, compared with $6.3 million in the prior-year period, establishing a new quarterly record for the Company. Growth was led by the Company’s Aerospace and Defense market category, where revenue increased approximately 259%, driven by higher demand across unmanned aerial systems, tactical communications and satellite communications applications. Catalog revenue increased approximately 32%, reflecting increased demand across a broad range of applications, while Infrastructure revenue increased approximately 78% to $1.4 million. These increases more than offset an approximately 9% decrease in Automotive revenue to $2.1 million.

Gross Profit and Margins

Gross profit increased 70% to $7.2 million, compared with $4.2 million in the prior-year period. Gross margin expanded to 71.7%, an improvement of approximately 416 basis points year over year, driven primarily by fixed overhead leverage on higher revenue and a favorable shift in product mix toward higher margin products and end markets.

Operating Expenses and Operating Performance

Total operating expenses increased 8% to $4.8 million, compared with $4.4 million in the prior year period, primarily reflecting continued investment in product development and higher travel and customer engagement costs to support increased sales activity. As a percentage of revenue, operating expenses declined to approximately 48% from approximately 71% in the prior-year period.

Operating income was $2.4 million, compared with an operating loss of $0.2 million in the third quarter of 2025, a $2.6 million improvement over the prior-year period. Operating margin improved to 24.1% from (3.2%) in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA was $2.9 million, or 28.5% of revenue, in the third quarter of 2026, compared with $0.3 million, or 4.3% of revenue, in the prior-year period, and $1.5 million, or 19.2% of revenue, in the second quarter of 2026. The increase reflects improved operating leverage, as revenue growth and higher gross margins more than offset the increase in operating expenses.

Net Loss

Net loss for the third quarter of 2026 was $(3.7) million, compared with a net loss of $(0.6) million in the prior-year period. The 2026 result included a $(6.0) million non-cash loss from the change in fair value of warrant liabilities, compared with a $(0.2) million non-cash loss from the same item in the prior year period. Earnings per share were $(0.35) compared with $(0.06) in the prior-year period.

Cash Flow and Liquidity

Net operating cash flow was $2.3 million in the third quarter of 2026, compared with $0.9 million in the prior-year period. Guerrilla RF ended the quarter with $6.3 million in cash, up from $4.6 million on June 30, 2026.

Uplisting Update

Guerrilla RF continues to pursue an uplisting to the Nasdaq Stock Market as part of its strategy to broaden investor access and enhance its capital markets profile. Any uplisting remains subject to satisfaction of applicable listing requirements, Nasdaq approval and market conditions, and there can be no assurance that an uplisting will be completed.

Q3 2026 Webcast

An on-demand recorded webcast of management commentary that reviews the Q3 2026 financial results and provides an update on the business will be available beginning today November 2, 2026 at 8:30 a.m. ET. The webcast will be available on the Events page of the Company’s website https://ir.guerrilla-rf.com/company/events and will be available for 90 days.]

About Guerrilla RF

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 194 high-performance RF and microwave semiconductor devices. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 330 million devices. For more information, please visit https://www.guerrilla-rf.com/ or follow the Company on Twitter and LinkedIn.

Legal Disclaimers

Key Metrics (Non-GAAP Measures)

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP. The Company compensates for such limitations by relying primarily on GAAP results and using non-GAAP measures only as supplemental data. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Nine Months Ended Sept. 30,
Key Metrics	2026 (unaudited)	2025 (unaudited)
Number of products released	11	18
Number of total products	194	181
Number of products with lifetime revenue exceeding $100 thousand	94	80
Product backlog (in millions)	$16.2	$6.6

Number of products released: The total number of distinct new products released into production (products that have completed design, quality, and supply chain readiness) during the period.

Number of total products: The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand: The number of products that have achieved the threshold of cumulative sales of $100,000 since our inception through the end of the period.

Product backlog: The amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced as of the end of the period. The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications. Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible. As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future. The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

Adjusted EBITDA: The Company defines Adjusted EBITDA as net loss before interest expense (net of interest income), income taxes, depreciation and amortization, share-based compensation, the change in fair value of warrant liabilities and other income (expense). Management believes Adjusted EBITDA provides useful supplemental information about the Company’s operating performance by excluding non-cash and non-operating items, including the remeasurement of warrant liabilities, that can vary significantly from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net loss or other measures prepared in accordance with GAAP. A table reconciling net loss, the most directly comparable GAAP measure, to Adjusted EBITDA is available on the last page of this press release.

Full financial details can be found in the Company’s 10-Q filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.

Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control.

Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at https://www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Jim Ahne, SVP of Marketing Guerrilla RF, Inc.
+1 336 265 7760
jahne@guerrilla-rf.com

Alliance Advisors IR
Devon Chase / Richard Land
GuerrillaRF_IR@allianceadvisors.com

- Financial Tables Follow -

GUERRILLA RF, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026 (Unaudited)	December 31, 2025

Assets
Cash	$6,321,292	$4,158,723
Accounts receivable	3,660,965	1,809,083
Inventories	2,689,784	1,636,493
Prepaid expenses and other assets, current	504,082	509,832
Total Current Assets	13,176,123	8,114,131

Prepaid expenses and other assets, noncurrent	78,426	10,423
Intangible assets, net	281,569	309,417
Operating lease right-of-use assets	7,601,770	8,340,669
Property and equipment, net	2,189,830	2,729,311
Total Assets	$23,327,718	$19,503,951

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Accounts payable and accrued expenses	$3,662,171	$2,388,419
Short-term debt	819,088	1,068,544
Deferred revenue	11,000	-
Warrant liabilities	11,064,862	3,004,416
Operating lease liability, current portion	531,670	534,508
Finance lease liability, current portion	294,047	618,249
Notes payable - related party, current portion	200,000	200,000
Total Current Liabilities	16,582,838	7,814,136

Long-term debt	79,126	225,974
Operating lease liability, noncurrent	4,694,510	5,102,285
Finance lease liability, noncurrent	77,194	212,957
Notes payable - related party, noncurrent	4,309,055	4,300,000
Total Liabilities	25,742,723	17,655,352

Commitments and Contingencies

Series A convertible preferred stock, $0.0001 par value, 22,000 shares authorized, issued and outstanding as of September 30, 2026 and December 31, 2025	20,033,555	20,033,555

Stockholders' Deficit
Undesignated preferred stock, $0.0001 par value, 9,978,000 shares authorized, no shares issued and outstanding as of September 30, 2026 and December 31, 2025	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,812,841 and 10,595,638 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1,081	1,060
Additional paid-in capital	43,171,580	42,592,790
Accumulated deficit	(65,621,221)	(60,778,806)
Total Stockholders' Deficit	(22,448,560)	(18,184,956)
Total Liabilities, Convertible Preferred Stock and Stockholders' Deficit	$23,327,718	$19,503,951

GUERRILLA RF, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Product	$10,096,200	$6,173,905	$24,560,675	$15,829,258
Royalties and non-recurring engineering	-	114,405	8,889	201,103
Total Revenue	10,096,200	6,288,310	24,569,564	16,030,361

Direct product costs	2,860,975	2,043,273	7,136,691	5,630,857

Gross Profit	7,235,225	4,245,037	17,432,873	10,399,504

Operating Expenses:
Research and development	2,035,758	1,970,131	6,092,992	6,632,847
Sales and marketing	1,737,558	1,532,308	4,859,578	4,901,670
General and administrative	1,033,652	940,959	3,134,756	3,580,250
Total Operating Expenses	4,806,968	4,443,398	14,087,326	15,114,767

Operating Income (Loss)	2,428,257	(198,361)	3,345,547	(4,715,263)

Other Income (Expenses):
Interest income	18,990	38,001	62,045	152,786
Interest expense	(186,257)	(292,197)	(608,900)	(745,256)
Change in fair value of warrant liabilities	(5,991,315)	(190,653)	(8,060,446)	653,168
Other income (expense)	(834)	(1,762)	419,339	(4,014)
Total Other Income (Expenses), net	(6,159,416)	(446,611)	(8,187,962)	56,684
Net Loss	(3,731,159)	(644,972)	(4,842,415)	(4,658,579)

Net Loss Per Share - Basic and Diluted	$(0.35)	$(0.06)	$(0.45)	$(0.45)

Weighted Average Common Shares Outstanding - Basic and Diluted	10,720,269	10,539,150	10,668,130	10,408,608

GUERRILLA RF, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net loss	$(4,842,415)	$(4,658,579)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	1,013,384	896,699
Share-based compensation	468,574	796,412
Non-cash amortization of debt discount	9,055	-
Change in fair value of warrant liabilities	8,060,446	(653,168)
Amortization of operating lease ROU assets	738,899	877,262
Changes in assets and liabilities:
Accounts receivable	(1,851,882)	311,670
Inventories	(1,053,291)	(166,635)
Prepaid expenses and other assets	256,139	424,679
Accounts payable and accrued expenses	1,107,417	142,775
Operating lease liability	(410,613)	(534,173)
Deferred revenue	11,000	76,655
Net cash provided by (used in) operating activities	3,506,713	(2,486,403)

Cash flows from investing activities
Purchases of property, plant, and equipment	(482,824)	(1,173,457)
Net cash used in investing activities	(482,824)	(1,173,457)

Cash flows from financing activities
Proceeds from notes payable and recourse factoring agreement	8,219,336	10,515,508
Principal payments of notes payable and recourse factoring agreement	(8,401,972)	(9,984,568)
Refund of unused offering cost	-	30,002
Proceeds from exercise of stock options	143,373	-
Proceeds from early exercise of stock options	169,968
Principal payments on finance lease	(459,965)	(510,940)
Repayments of long- and short-term debt	(532,060)	(345,375)
Net cash used in financing activities	(861,320)	(295,373)

Net increase (decrease) in cash	2,162,569	(3,955,233)

Cash, beginning of period	4,158,723	7,974,650
Cash, end of period	$6,321,292	$4,019,417

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$600,953	$743,284
Income taxes	$200	$-

Noncash investing and financing transactions:
Modifications of finance leases	$-	$5,953
Property and equipment additions included in accounts payable	$4,250	$122,718
Software financed through short-term debt	$318,392	$270,108

GUERRILLA RF, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited, in thousands)

	Three Months Ended Sept. 30, 2026	Three Months Ended Sept. 30, 2025	Nine Months Ended Sept. 30, 2026	Nine Months Ended Sept. 30, 2025
Net loss	$(3,731)	$(645)	$(4,842)	$(4,659)
Interest expense, net of interest income	167	254	547	592
Depreciation and amortization	349	307	1,013	897
Share-based compensation	100	161	469	796
Change in fair value of warrant liabilities	5,991	191	8,060	(653)
Other (income) expense, net	1	2	(419)	4
Adjusted EBITDA	$2,877	$270	$4,828	$(3,022)
Revenue	$10,096	$6,288	$24,570	$16,030
Adjusted EBITDA margin	28.5%	4.3%	19.6%	(18.9% )